Exhibit No. 10.2
Corporate Outfitters, Inc.
3327 West Indian Trail Road Suite 152,
Spokane, WA 99208

Gentlemen:

I herewith tender my resignation as an Officer and a Director of Corporate Outfitters, Inc. to take affect as of the date this resignation document is executed by my hand herein and/or upon the acceptance by the Board of Directors and/or upon the Election of my Successor.

As a result of my resignation the Company agrees to indemnify me from any and all corporate activities resulting from the actions of the forthcoming directors, officers, and management of the Company.

Very truly yours,

Dated this 3rd day of November, 2008.
By: /s/David Taigen
David Taigen